Exhibit 99.3
Form 4 Joint Filer Information

Name:	CGI Diversified Holdings, LP

Address:	69 Pitts Bay Road
Belvedere Building – 4th Floor
Hamilton, Bermuda HM08

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	August 24, 2011

CGI Diversified Holdings, LP
By: Anholt Investments Ltd., its sole limited partner
By: Navco Management, Ltd., its general partner

By: /s/ Cora Lee Starzomski, Director

Name:	Navco Management, Ltd.

Address:	69 Pitts Bay Road
Belvedere Building – 4th Floor
Hamilton, Bermuda HM08

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	August 24, 2011

Navco Management, Ltd.

By: /s/ Cora Lee Starzomski, Director